Exhibit 99.1
Chart Industries Reports Record 2023 Third Quarter Financial Results and Completes Divestiture of American Fan for $111 million

Atlanta, Georgia – October 27, 2023 - Chart Industries, Inc. (NYSE: GTLS) today reported strong results for the third quarter ended September 30, 2023. Results shown are from continuing operations unless otherwise noted and exclude the Roots™ financial results for our ownership period of March 17, 2023 through the close of the divestiture on August 18, 2023. When referring to any 2022 comparative period, all metrics are proforma for the combined business of Chart and Howden.

The following are included in continuing operations for the third quarter 2023: (a) We signed a definitive agreement on July 26, 2023 to sell our Cofimco fans business to PX3 Partners for $80 million, and this transaction is anticipated to close on October 31, 2023 (earlier than originally anticipated). For the third quarter 2023 and year-to-date through September 30, 2023, Cofimco is treated as an asset held for sale; (b) We signed and closed on the divestiture of our American Fan business for $111 million all-cash to Arcline Investment Management, L.P. (“Arcline”) on October 26, 2023 and thus, the American Fan business is not included in our outlook as of yesterday; (c) We expect to close on the sale of Cryo Diffusion for 4.25 million euros next week, and as a result, Cryo Diffusion is no longer included in our outlook. Further details can be found in the supplemental presentation accompanying this release and published in the investor relations section of our website. Highlights include:

•Record backlog of $4.1 billion is an increase of 4.4% compared to second quarter 2023 backlog (prior record) and was driven by record backlog for Repair, Service and Leasing (“RSL”) and Specialty Products
•Record orders of $1.13 billion grew 6.0% (30.6% ex Big LNG orders) compared to second quarter 2023 and resulted in book-to-bill of 1.26 (including 1.22 for RSL)
•Achieved a total of $297.9 million commercial synergies related to the Howden acquisition, exceeding our year-one commercial synergy target of $150 million; achieved year-one cost synergies of $135.6 million putting us on track to meet or exceed our year-one target of $175 million
•Sales of $897.9 million increased 9.8% when compared to the third quarter of 2022
•Reported gross profit of $276.2 million and associated reported gross profit as a percent of sales of 30.8% brings year-to-date 2023 gross margin above 30% and when adjusted for one-time items, primarily Howden deal and integration-related costs, gross profit as a percent of sales was 31.8%
•Third quarter 2023 record reported operating income of $104.4 million increased 9.1% compared to the second quarter 2023 and was a record $161.4 million when adjusted for primarily Howden deal and integration related costs; adjusted operating margin of 18.0% was a record

•Record reported EBITDA of $169.3 million drove record EBITDA margin of 18.9%; when adjusted for one-time costs primarily related to Howden deal and integration costs, adjusted EBITDA was $195.0 million and 21.7% EBITDA margin, an increase of 440 bps compared to third quarter 2022 proforma EBITDA margin
•Third quarter 2023 adjusted net cash provided by continuing operations (non-GAAP) of $104.4 million less continuing operations capital expenditures (net of proceeds of capex sales) of $57.4 million results in free cash flow (“FCF”) from continuing operations (non-GAAP) of $47.0 million; when adjusted for Howden deal related cash costs, adjusted FCF from continuing operations (non-GAAP) was $84.8 million (and $128.8 million when excluding accelerated capital investment in our Theodore, Alabama expansion and stub period payment)
•Executed numerous deleveraging actions resulting in a net leverage ratio of 3.59 (proforma 9/30/2023 net leverage ratio of 3.47 adjusting for Cofimco, Cryo Diffusion and American Fan divestitures)
•Achieved approximately $500 million of divestiture proceeds from a subset of the originally communicated asset sale perimeter within seven months post-close of the Howden acquisition
•Updating our full year 2023 sales guidance to $3.45 billion to $3.50 billion (prior outlook of $3.66 billion to $3.80 billion) to remove sales associated with American Fan, Cryo Diffusion, and Cofimco due to the accelerated timeline of these divestitures versus our original forecast as well as revenue timing between quarters with associated adjusted EBITDA 2023 range of $745 million to $760 million (prior outlook range of $780 million to $810 million). Increased adjusted FCF full year 2023 outlook to $335 million to $350 million (above mid-point of our previous guidance of $300 million to $350 million). Our full year 2023 adjusted EPS range is $6.05 to $6.25 (in line with our prior outlook)
•We are reiterating our 2024 adjusted EBITDA forecast of approximately $1.3 billion on our outlook for 2024 sales of approximately $5.1 billion, adjusted EPS of $14.00 plus, and FCF guidance of $575 million to $625 million

Records for the third quarter 2023 include backlog, orders excluding Big LNG, operating income, adjusted operating income, reported EBITDA and reported and adjusted EBITDA margin.

We continue to see strong demand across our business, resulting in record backlog of $4.1 billion for the combined business as well as Chart and Howden standalone backlog records, driven by third quarter 2023 orders of $1.13 billion and exceeding our year-one commercial synergy goal by nearly 100% at the seven-month post-Howden acquisition mark. Third quarter 2023 orders did not include any Big LNG orders and increased 6.0% sequentially from the second quarter 2023 which included an approximately $200 million Big LNG order. Excluding Big LNG orders, third quarter 2023 orders increased ~30% when compared to the second quarter 2023 orders and increased 1.5% when compared to third quarter 2022 (proforma). HTS orders, excluding Big LNG, grew ~72% compared to the second quarter 2023.

Orders, $000	Q3 2023	Q2 2023	Change vs. Q2 '23	Q3 2022 PF	Change vs. Q3 '22
Chart consolidated	$1,127.3	$1,063.1	6.0%	$1,202.9	-6.3%
Chart ex Big LNG	$1,127.3	~863	~30%	$1,111.1	1.5%
Heat Transfer Systems	$176.1	$302.2	-41.7%
Heat Transfer Systems ex Big LNG	$176.1	~102	~72%
Cryo Tank Solutions	$155.6	$155.0	0.4%
Repair, Service and Leasing	$331.2	$319.7	3.6%
Specialty Products	$469.1	$293.2	60.0%

Third quarter 2023 record EBITDA margin of 18.9% and adjusted EBITDA margin of 21.7% exceeded our second quarter 2023 and grew 440 basis points when compared to the third quarter 2022 (proforma). Additionally, the third quarter 2023 gross margin of 30.8% (adjusted 31.8%) reflects our ongoing cost synergy achievements, strong aftermarket, service repair margin, price/cost actions, improved supply chain costs and operational execution. Each quarter since the close of the Howden acquisition produced both reported and adjusted gross margin above 30% and adjusted EBITDA margin above 21.5%, and we expect this trend to continue. Repair, Service and Leasing (“RSL”) and Cryo Tank Solutions (“CTS”) reported gross margins increased over 200 bps compared to the second quarter 2023 with strong RSL mix and continued price/cost improvements in CTS. CTS and Specialty Products also had record reported gross profit. This contributed to third quarter 2023 record reported operating income of $104.4 million and $161.4 million when adjusted for one-time costs primarily associated with the Howden deal and integration. Specialty Products segment, brazed aluminum heat exchangers, engineered tanks and systems and mobile equipment all had record operating income. Additionally, Operating margin increased in 3 of the 4 segments sequentially when compared with the second quarter 2023, and when excluding Big LNG, increased in all four segments. Adjusted operating margin increased in the third quarter 2023 across all four segments when compared to the third quarter 2022 (proforma).

Reported earnings per share for the third quarter 2023 was $0.05 and when adjusted for one-time costs, adjusted EPS of $1.28.

Third quarter 2023 sales of $897.9 million grew 9.8% when compared to the third quarter of 2022 (proforma) and included record sales for CTS and Specialty Products (proforma). We had approximately $100 million of sales shift from the third quarter 2023 to fourth quarter 2023 or early 2024 due to supply chain delivery timing related to our percent of completion revenue recognition, customer design changes, and RSL field service outage revenue timing, none of which is atypical given the nature of our business. This is revenue recognition timing, not lost revenue, as evidenced by our significantly below 1% order cancellation rate (of backlog) historically (combined and standalone). Since the Howden acquisition we have had only 0.19% of backlog cancelled.

We concluded the third quarter 2023 with a total recordable incident rate (“TRIR”) of 0.52 (improved from 0.57 at June 30, 2023), with our lowest lost time incident rate (“LTIR”) of 0.20, and 70% of our locations being accident-free for a year or more, demonstrating our OneChart™ global team members’ continued commitment to our top priority, safety.

Continued broad-based demand with no indicators of slowing ahead.

Third quarter 2023 backlog of $4.1 billion set a new record, following the prior historical high backlog of $3.96 billion as of the end of the second quarter 2023. This reflects strong demand across our business and end markets which we expect to continue throughout the remainder of 2023 and the coming years. Third quarter 2023 orders of $1.13 billion did not include any Big LNG orders and resulted in a book-to-bill ratio of 1.26. We continue to expect one additional Big LNG order around year-end 2023. We are also very proud to announce that during the third quarter 2023 our IPSMR® liquefaction technology was chosen for a major international Big LNG project (modular design) for which the order is expected to be booked in late 2024 or early 2025 and engineering is already underway. We also received another patent for our mixed refrigerant technology in August 2023.

The drivers of the third quarter 2023 orders included strong hydrogen, small-scale LNG, water treatment, traditional energy, clean mining and carbon capture (“CCUS”) order activity, with space exploration and carbon capture orders year-to-date through September 30, 2023 exceeding the full year 2022 orders for these end markets (proforma) and with Specialty Products and RSL achieving record orders. CCUS, space exploration, hydrogen/helium and water treatment orders in the third quarter 2023 were our highest in any quarter in our history and included multiple wins from global customers. Additionally, our year-to-date mining orders exceeded the original plan for the full year 2023 as of July 2023. Overall, we booked orders with 83 new customers in the third quarter 2023 and had 26 first-of-a-kind orders. Examples of these include an order from Day & Zimmerman for a water treatment system for treating trace amounts of TNT in wastewater as well as a blower system for Seaspan which will be used in ice breaking in marine ships.

We booked 139 orders that were each above $1 million, the second quarter in a row with this metric being over 100. We expect this trend to continue, as we have already booked multiple orders October month-to-date each over $1 million, including one for approximately $15 million for hydrogen compression, one for a cryogenic hydrogen separation system project for a petrochemical application for $13.8 million, and a Wind Tunnel job for Great Wall Motor of approximately $7 million to use our low-noise Howden axial fans.

We continue to see hydrogen demand expand globally, across the gaseous and liquid hydrogen value chain and across various geographies, with multiple hydrogen synergy orders booked in the third quarter 2023, including an order for hydrogen compression worth over $16 million for a Korean customer. Trends positively impacting our record hydrogen backlog include the increasing size of orders, growth of end-use solutions where we have developed new more integrated products such as fuel stations, the inclusion of Howden compressors, and the growth of the liquefaction and production market itself.

On October 13, 2023, the U.S. Department of Energy (“DOE”) announced the selection of seven Regional Hydrogen Hubs (“H2Hubs”). We are a partner in the HyVelocity Hub with Cummins and Hyundai, among others. It is important to note that each of the seven Hubs (approximately $1 billion each) is not a single project in a single location, but rather each hub will be a collection of projects across the hydrogen value chain. We have been in discussion with many of the potential projects that will now be down selected by the respective Regional Hub partners, and we anticipate multiple orders across the hubs. We will not be limited as a supplier to just one hub as every Hub will need the type of solutions, technology and equipment in our hydrogen portfolio, including compression, liquefaction, load-out systems, storage tanks, trailers as well as carbon capture, CO2 storage and transport and water treatment.

Our commercial pipeline across end markets continues to grow. We have over $20.3 billion of potential orders in our commercial pipeline, including over $1.3 billion that are potential commercial synergy orders resulting from the Chart and Howden combination. Our total commercial pipeline as well as our synergy pipeline is expected to keep growing in the quarters and years ahead. In just one quarter, even with orders of $1.13 billion, our pipeline increased from $20.0 billion to $20.3 billion. Similarly, our commercial synergy pipeline increased from approximately $800 million in May 2023 to approximately $1 billion in July 2023 to over $1.3 billion currently.

Exceptional commercial and cost synergy achievement seven month following the close of the Howden acquisition.

A very strong third quarter 2023 for synergy orders resulted in commercial synergy awards totaling $297.9 million, exceeding our year-one commercial synergy target by nearly 100%. The breadth of the commercial synergy awards ranges from hydrogen liquefaction to a LNG retrofit, to a Middle East oil and gas project to carbon capture. These commercial synergy awards are generated from Chart and Howden legacy customers and new customers.

To date, we have achieved $135.6 million of annualized cost synergies. More cost synergy potential has been identified as the teams work together and the annual cycle of many renewals occurs in January 2024. We reiterate our expectation that we will deliver or exceed our year-one cost synergy target of $175 million by March 2024.

“We are extremely pleased with our third quarter and year-to-date 2023 performance and execution, including record operating income, adjusted operating income growth, record backlog, and exceeding our year-one commercial synergy target by 100%, all of which set us up to deliver our 2024 outlook” stated Jill Evanko, Chart’s CEO and President. “What may be the most important factors for our success over the next decade is our continuing growth of our orders and commercial pipeline coupled with our achievement of record operating and EBITDA margins, all of which we expect to continue ahead, supporting our profitable growth strategy.”

Aftermarket, service and repair demand and execution has been exceptionally strong since the close of the Howden acquisition with third quarter 2023 RSL gross margins of 43.3%.

The RSL segment had another strong order and margin quarter as we continue to see global aftermarket demand. Our long-term service agreements (“LTSAs”) and Framework Agreements for multi-year service and repair capabilities have increased by 9.2% since the beginning of the year. Third quarter 2023 book-to-bill for RSL was 1.22, and RSL orders increased 22.1% when compared to RSL (proforma) third quarter 2022. Year-to-date September 30, 2023, RSL orders increased 15.7% when compared to the same period in 2022 (proforma) supporting record third quarter 2023 RSL backlog of $609.7 million, an increase of 36.7% compared to the third quarter 2022 (proforma for the combined business). RSL sales declined sequentially (by approximately $27.4 million) from the second quarter 2023 due to customer timing of outages and timing of field service repairs scheduled for fourth quarter customer capital spend. RSL sales increased 15.5% year-to-date third quarter 2023 when compared to the same period in 2022.

Multiple deleveraging actions drove September 30, 2023 net leverage ratio of 3.59 (proforma 9/30/2023 net leverage ratio for announced divestitures of 3.47).

We have achieved approximately $500 million of divestiture proceeds (approximately $411 million cash received to date and approximately $84.5 million expected this month) from our originally communicated asset sale perimeter. Additionally, we have one additional business that was considered in the original asset sale perimeter that has not been sold, and we are evaluating whether we will proceed with a divestiture or keep the business within our portfolio.

In addition to the above, we successfully repriced our Term Loan B and repatriated approximately $25 million cash from restricted jurisdictions (China, South Africa, India) – continuing to drive efficiency of cash balances globally. In the fourth quarter 2023, we anticipate closing on facility sales at two locations, generating approximately $4.75 million of additional cash.

We previously announced our facility expansion in Theodore, Alabama, and we’ve accelerated our investment timing to take advantage of market opportunities. These opportunities are primarily in the space exploration, rail and marine market segments where multiple, high quality and longstanding customers are accelerating their activities and want deliveries as early as possible in 2024. We were able to work with our building contractors to accelerate the pouring of the very thick concrete floor (holds tanks up to 1 million pounds) and expedite the arrival and erection of the building steel. We originally had multi-phase capex optionality which was to be determined based on future demand. Given the rail car order activity, we also decided to accelerate what was originally “phase 2” scope, with the rail spur revamp and addition at the facility. We now expect occupancy and the beginning of operations earlier than originally anticipated. While expediting this schedule pulled forward related capital expenditure spend, it was instrumental in securing the $58 million of third quarter 2023 orders booked specifically for Teddy 2, bringing backlog for that specific facility to over $115 million, an incredibly high return on investment (“ROI”) project for us.

The technical presentation of net cash from operations on the statement of cash flows includes all activity related to Roots™ discontinued operations, Howden acquisition adjustments and Cofimco assets held for sale as well as continuing operations. Therefore, when removing the non-continuing operations activity in the quarter, our adjusted net cash provided by continuing operations (non-GAAP) was approximately $104.4 million. Capital expenditures from continuing operations in the third quarter 2023 (net of proceeds from sales of capex), was approximately $57.4 million, including the accelerated spend on our Theodore, Alabama facility of approximately $35 million. Therefore, FCF from continuing operations (non-GAAP), excluding any adjustments, was $47.0 million. When adjusted for deal and integration related activities (M&A advisor and other deal and integration related cash costs of $37.8 million), net cash from continuing operations (non-GAAP) was approximately $142.2 million, resulting in adjusted FCF from continuing operations (non-GAAP) of $84.8 million (excluding the additional Thoedore, Alabama capex spend and the stub period, not repeating interest payment, was normalized FCF from continuing operations (non-GAAP) was approximately $128.8 million).

In addition to the above, third quarter 2023 operational cash from continuing operations included the payment of our second half 2023 senior secured note interest in July 2023 of approximately $83 million (will not repeat in the fourth quarter 2023 and beginning in 2024 will be approximately $74 million semi-annually going forward).

In visual format, the following table walks from U.S. GAAP reported statement of cash flows , cash from operations (which includes both continuing and discontinued operations) to our adjusted FCF from continuing operations (non-GAAP) of $84.8 million, which is the metric we are using for guidance.

		Q3 2023	9/30/2023 YTD	6/30/2023 YTD
A	Net cash (used in) provided by operating activities (US GAAP)	$(22.6)	$36.9	$59.5
B	Impact of non-continuing operations of Cofimco and Roots	$89.7
C	Howden acquisition adjustments/FX/other	$37.3
D	Adjusted net cash provided by continuing operations (non-GAAP)	$104.4

E	Capital Expenditures	$(63.6)
F	Gain on sale of property	$3.6
G	Discontinued operations capital expenditures	$2.6
H	Free cash flow, from continuing operations (non-GAAP)	$47.0
I	M&A advisor and other Howden M&A related cash costs	$37.8
J	Adjusted FCF, from continuing operations (non-GAAP)	$84.8	Metric used for guidance
K	Teddy2 capex acceleration for phase 2	$35.0
L	Non-repeating stub Sr. Secured Notes payment	$9.0
M	Normalized FCF, from continuing operations (non-GAAP)	$128.8

Updating 2023 Outlook and Providing 2024 Forecast.

We are updating our full year 2023 sales forecast to approximately $3.45 billion to $3.50 billion (prior 2023 full year sales forecast of $3.66 billion to $3.80 billion). This is driven by the removal of sales associated with American Fan, Cryo Diffusion, and Cofimco due to the accelerated closing as compared to the originally anticipated closing timing as well as our expectation of the timing of the delayed revenue recognition moving into 2024 primarily from supply chain delivery timing. Our full year adjusted EBITDA is anticipated to be in the range of $745 million to $760 million (prior 2023 full year forecast of $780 million to $810 million). In aggregate, we divested a total of approximately $225 million of annualized revenue at EBITDA multiples in-line with prior Chart transactions, as previously discussed. We expect to see a sequential step up in adjusted free cash flow in the fourth quarter 2023, resulting in a full year 2023 outlook for adjusted free cash flow of $335 million to $350 million, above the mid-point of our prior range of $300 million to $350 million. Our expected full year 2023 adjusted EPS is in the range of $6.05 to $6.25, narrowed from our prior outlook range of $5.70 to $6.70.

Our 2024 adjusted EBITDA forecast of approximately $1.3 billion remains unchanged from November 2022 despite the divestitures we announced year-to-date 2023. We are initiating a 2024 sales outlook of approximately $5.1 billion and an adjusted earnings per share estimate of $14.00 plus. In addition, we anticipate our full year 2024 free cash flow to be in the range of $575 million to $625 million. We look forward to sharing further 2024 metrics at our Investor Day at the New York Stock Exchange on November 28, 2023.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost and commercial synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate the Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; the Company’s ability to successfully close on its identified divestitures and achieve the anticipated proceeds from these divestitures; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and regional conflicts and unrest, including the recent turmoil in the Middle East and the conflict between Russia and Ukraine including potential energy shortages in Europe and elsewhere; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted gross profit and gross profit as a percent of sales, adjusted net income, adjusted operating income, adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and adjusted free cash flow and EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Third Quarter 2023 Adjusted EPS," “Third Quarter 2023 Free Cash Flow”, “Third Quarter 2023 Adjusted EBITDA” and “Third Quarter 2023 Adjusted Gross Margin” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2023 and 2024 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted EBITDA or adjusted free cash flow because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company has scheduled a conference call for Friday, October 27, 2023 at 8:30 a.m. ET to discuss its third quarter 2023 financial results. Participants wishing to join the live Q&A session must dial-in with the following information:

PARTICIPANT INFORMATION: Toll-Free - North America: (+1) 888 259 6580 Toll North America and other locations: (+1) 416 764 8624 Conference ID: 83938216

A live webcast and replay will be available on the Company's investor relations website through the following link: Q3 2023 Webcast Registration.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handing for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance (ESG) issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

For more information, click here:
http://ir.chartindustries.com/

Chart Industries Investor Relations Contact:
John Walsh
VP, Investor Relations
1-770-721-8899
john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2023	September 30, 2022	June 30, 2023	September 30, 2023	September 30, 2022
Sales	$897.9	$412.1	$908.1	$2,337.5	$1,171.0
Cost of sales	621.7	307.5	627.5	1,631.4	887.9
Gross profit	276.2	104.6	280.6	706.1	283.1
Selling, general, and administrative expenses	122.8	52.3	140.7	356.4	159.3
Amortization expense	49.0	10.6	44.2	115.0	32.4
Operating expenses	171.8	62.9	184.9	471.4	191.7
Operating expense (income) (1) – (4)	104.4	41.7	95.7	234.7	91.4
Acquisition related finance fees	—	—	—	26.1	—
Interest expense, net	85.7	5.7	79.5	190.7	13.3
Financing costs amortization	4.8	0.7	4.4	12.0	2.1
Unrealized loss (gain) on investments in equity securities	5.2	(1.3)	4.6	11.8	10.9
Realized gain on equity method investment	—	—	—	—	(0.3)
Foreign currency gain	(2.9)	(2.5)	(4.1)	(8.1)	(2.6)
Other expense (income)	1.1	(0.7)	0.8	2.7	(1.5)
Income (loss) from continuing operations before income taxes and equity in earnings (loss) of unconsolidated affiliates, net	10.5	39.8	10.5	(0.5)	69.5
Income tax expense (benefit)	0.1	(1.6)	2.4	(4.2)	4.0
Income from continuing operations before equity in earnings (loss) of unconsolidated affiliates, net	10.4	41.4	8.1	3.7	65.5
Equity in earnings (loss) of unconsolidated affiliates, net	1.3	0.2	1.5	2.4	(0.3)
Net income from continuing operations	11.7	41.6	9.6	6.1	65.2
(Loss) income from discontinued operations, net of tax	(6.0)	—	2.5	(2.6)	—
Net income	5.7	41.6	12.1	3.5	65.2
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	2.3	0.4	3.0	6.0	0.8
Net income (loss) attributable to Chart Industries, Inc.	$3.4	$41.2	$9.1	$(2.5)	$64.4

Amounts attributable to Chart common stockholders
Income from continuing operations	$9.4	$41.2	$6.6	$0.1	$64.4
Less: Mandatory convertible preferred stock dividend requirement	6.8	—	6.9	20.5	—
Income (loss) from continuing operations attributable to Chart	2.6	41.2	(0.3)	(20.4)	64.4
(Loss) income from discontinued operations, net of tax	(6.0)	—	2.5	(2.6)	—
Net (loss) income attributable to Chart common stockholders	$(3.4)	$41.2	$2.2	$(23.0)	$64.4

Basic earnings per common share attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$0.06	$1.15	$(0.01)	$(0.49)	$1.80
(Loss) income from discontinued operations	(0.14)	—	0.06	(0.06)	—
Net (loss) income attributable to Chart Industries, Inc.	$(0.08)	$1.15	$0.05	$(0.55)	$1.80
Diluted earnings per common share attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$0.05	$0.98	$(0.01)	$(0.49)	$1.56
(Loss) income from discontinued operations	(0.12)	—	0.05	(0.06)	—
Net (loss) income attributable to Chart Industries, Inc.	$(0.07)	$0.98	$0.04	$(0.55)	$1.56
Weighted-average number of common shares outstanding:
Basic	41.98	35.87	41.97	41.96	35.85
Diluted (5) – (6)	47.61	41.86	46.45	41.96	41.40
_______________
(1)Includes depreciation expense of:
•$18.0, $9.6 and $18.7 for the three months ended September 30, 2023, September 30, 2022 and June 30, 2023, respectively, and
•$48.2 and $30.0 for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(2)Includes restructuring charges (credits) of:
•$4.2, $(1.4), and $5.4 for the three months ended September 30, 2023, September 30, 2022 and June 30, 2023, respectively, and
•$11.2 and $(1.1) for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(3)Includes acquisition-related contingent consideration (credits) charges in our Specialty Products segment of:
•$(2.3), $(1.7), and $1.1 for the three months ended September 30, 2023, September 30, 2022 and June 30, 2023, respectively, and
•$(8.8) and $(2.7) for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(4)Includes deal-related and integration costs of:
•$5.9, for the three months ended September 30, 2023 and $6.7 and $11.3 for the three months ended September 30, 2022 and June 30, 2023, respectively, and
•$98.9 and $16.0 for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(5)Includes an additional 5.39 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended September 30, 2023. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.86 for the three months ended September 30, 2023.
(6)Includes an additional 5.71 and 5.29 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and nine months ended September 30, 2022, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under GAAP. If the hedge could have been considered, it would have reduced the additional shares by 3.01 and 2.82 for the three and nine months ended September 30, 2022, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2023	September 30, 2022	June 30, 2023	September 30, 2023	September 30, 2022
Net Cash (Used In) Provided By Operating Activities	$(22.6)	$37.8	$91.6	$36.9	$50.3
Investing Activities
Acquisition of businesses, net of cash acquired	17.5	(0.5)	—	(4,322.3)	(25.8)
Proceeds from sale of business	291.9	—	—	291.9	—
Capital expenditures	(63.6)	(18.4)	(23.0)	(118.0)	(48.2)
Investments	(6.2)	(1.0)	(0.5)	(8.8)	(4.9)
Proceeds from sale of assets	3.6	—	(0.1)	3.6	—
Cash received from settlement of cross-currency swap agreements	—	5.8	—	—	9.4
Government grants and other	(0.3)	(0.5)	(0.4)	(1.3)	(0.8)
Net Cash Provided By (Used In) Investing Activities	242.9	(14.6)	(24.0)	(4,154.9)	(70.3)
Financing Activities
Borrowings on credit facilities	611.5	70.0	88.0	1,334.3	503.3
Repayments on credit facilities	(849.5)	(150.0)	(339.8)	(1,234.3)	(511.2)
Borrowings on term loan	—	—	250.0	1,747.2	—
Repayments on term loan	(4.4)	—	(3.8)	(8.2)	—
Payments for debt issuance costs	(0.1)	—	(11.9)	(133.5)	—
Payment of contingent consideration	(2.7)	—	(1.7)	(4.4)	—
Proceeds from issuance of common stock, net	—	—	—	11.7	—
Proceeds from exercise of stock options	0.7	0.5	0.1	0.9	1.9
Common stock repurchases from share-based compensation plans	(0.3)	(0.1)	(0.1)	(3.0)	(3.4)
Dividend distribution to noncontrolling interest	(3.8)	—	(8.4)	(12.2)	—
Dividends paid on mandatory convertible preferred stock	(6.8)	—	(6.8)	(20.5)	—
Net Cash (Used In) Provided By Financing Activities	(255.4)	(79.6)	(34.4)	1,678.0	(9.4)
Effect of exchange rate changes on cash	(2.3)	(3.8)	(0.3)	(0.4)	(3.5)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents including cash classified within current assets held for sale	(37.4)	(60.2)	32.9	(2,440.4)	(32.9)
Less: net increase in cash classified within current assets held for sale	(5.0)	—	—	(5.0)	—
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(42.4)	(60.2)	32.9	(2,445.4)	(32.9)

Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	202.3	149.7	169.4	2,605.3	122.4
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$159.9	$89.5	$202.3	$159.9	$89.5
_______________
(1)Includes restricted cash and restricted cash equivalents of $12.8, $12.5 and $1,941.7 as of September 30, 2023, June 30, 2023 and December 31, 2022, respectively and $0.2 as of both March 31, 2022 and December 31, 2021.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$147.1	$663.6
Restricted cash	12.8	1,941.7
Accounts receivable, net	743.7	278.4
Inventories, net	613.3	357.9
Other current assets	662.1	449.3
Property, plant, and equipment, net	807.6	430.0
Goodwill	2,809.3	992.0
Identifiable intangible assets, net	2,812.2	535.3
Equity method investments	119.0	93.0
Investments in equity securities	90.6	96.5
Other assets	125.7	64.2
Assets held for sale	76.8	—
TOTAL ASSETS	$9,020.2	$5,901.9

LIABILITIES AND EQUITY
Current liabilities	$1,787.1	$1,081.6
Long-term debt	3,799.9	2,039.8
Other long-term liabilities	660.0	96.2
Liabilities held for sale	15.7	—
Equity	2,757.5	2,684.3
TOTAL LIABILITIES AND EQUITY	$9,020.2	$5,901.9

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2023	September 30, 2022	June 30, 2023	September 30, 2023	September 30, 2022
Sales
Cryo Tank Solutions	$159.0	$126.9	$152.7	$435.2	$377.9
Heat Transfer Systems	232.5	132.1	236.0	636.0	314.3
Specialty Products	240.0	108.1	236.7	602.9	330.9
Repair, Service & Leasing	271.3	49.7	298.7	688.5	154.4
Intersegment eliminations	(4.9)	(4.7)	(16.0)	(25.1)	(6.5)
Consolidated	$897.9	$412.1	$908.1	$2,337.5	$1,171.0
Gross Profit
Cryo Tank Solutions	$35.2	$22.8	$28.8	$85.5	$69.8
Heat Transfer Systems	61.5	28.5	67.3	170.1	53.4
Specialty Products	62.0	34.2	61.0	158.9	106.2
Repair, Service & Leasing	117.5	19.1	123.5	291.6	53.7
Consolidated	$276.2	$104.6	$280.6	$706.1	$283.1
Gross Profit Margin
Cryo Tank Solutions	22.1%	18.0%	18.9%	19.6%	18.5%
Heat Transfer Systems	26.5%	21.6%	28.5%	26.7%	17.0%
Specialty Products	25.8%	31.6%	25.8%	26.4%	32.1%
Repair, Service & Leasing	43.3%	38.4%	41.3%	42.4%	34.8%
Consolidated	30.8%	25.4%	30.9%	30.2%	24.2%
Operating Income (Loss)
Cryo Tank Solutions	$17.1	$12.2	$10.5	$31.9	$36.2
Heat Transfer Systems	43.4	18.3	49.8	120.5	23.8
Specialty Products	33.7	16.7	29.1	84.6	53.7
Repair, Service & Leasing	42.3	12.0	45.6	121.0	32.3
Corporate	(32.1)	(17.5)	(39.3)	(123.3)	(54.6)
Consolidated (1) – (6)	$104.4	$41.7	$95.7	$234.7	$91.4
Operating Margin (Loss)
Cryo Tank Solutions	10.8%	9.6%	6.9%	7.3%	9.6%
Heat Transfer Systems	18.7%	13.9%	21.1%	18.9%	7.6%
Specialty Products	14.0%	15.4%	12.3%	14.0%	16.2%
Repair, Service & Leasing	15.6%	24.1%	15.3%	17.6%	20.9%
Consolidated	11.6%	10.1%	10.5%	10.0%	7.8%
_______________
(1)Restructuring costs (credits) for the three months ended:
•September 30, 2023 were $4.2 ($2.3 - Corporate, $0.9 - Repair, Service & Leasing, $0.5 - Heat Transfer Systems, $0.4 - Specialty Products and $0.1 - Cryo Tank Solutions).
•September 30, 2022 were $(1.4) ($(1.3) - Repair, Service & Leasing and $(0.1) - Specialty Products).
•June 30, 2023 were $5.4 ($3.7 - Corporate, $0.7 - Repair, Service & Leasing, $0.5 - Specialty Products, $0.3 - Cryo Tank Solutions and $0.2 - Heat Transfer Systems).
(2)Restructuring costs (credits) for the nine months ended:
•September 30, 2023 were $11.2 ($6.0 - Corporate, $2.4 Repair, Service and Leasing, $1.2 - Cryo Tank Solutions, $0.9 - Specialty Products and $0.7 - Heat Transfer Systems).

•September 30, 2022 were $(1.1) ($(1.3) - Repair, Service & Leasing, $0.1 - Cryo Tank Solutions and $0.1 - Heat Transfer Systems).
(3)Acquisition-related contingent consideration adjustments in our Specialty Products segment for the three months ended:
•September 30, 2023 were an decrease in fair value of $2.3.
•September 30, 2022 were a decrease in fair value of $1.7.
•June 30, 2023 were a decrease in fair value of $1.1.
(4)Acquisition-related contingent consideration adjustments in our Specialty Products segment for the nine months ended:
•September 30, 2023 were a decrease in fair value of $8.8.
•September 30, 2022 were a decrease in fair value of $2.7.
(5)Deal-related and integration costs for the three months ended:
•September 30, 2023 were $5.9.
•September 30, 2022 were $6.7.
•June 30, 2023 were $11.3.
(6)Deal-related and integration costs for the nine months ended:
•September 30, 2023 were $98.9.
•September 30, 2022 were $16.0.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2023	September 30, 2022	June 30, 2023
Orders
Cryo Tank Solutions	$155.6	$120.2	$155.0
Heat Transfer Systems	176.1	357.7	302.2
Specialty Products	469.1	202.9	293.2
Repair, Service & Leasing	331.2	61.7	319.7
Intersegment eliminations	(4.7)	(13.1)	(7.0)
Consolidated	$1,127.3	$729.4	$1,063.1

	As of
	September 30, 2023	September 30, 2022	June 30, 2023
Backlog
Cryo Tank Solutions	$449.4	$355.2	$452.7
Heat Transfer Systems	1,657.5	1,225.4	1,708.9
Specialty Products	1,460.7	666.1	1,259.6
Repair, Service & Leasing	609.7	41.6	580.7
Intersegment eliminations	(36.6)	(34.2)	(37.0)
Consolidated	$4,140.7	$2,254.1	$3,964.9

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC.– CONTINUING OPERATIONS TO ADJUSTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Q3 2023 Diluted EPS	Q2 2023 Diluted EPS	YTD September 2023 Diluted EPS
Amounts attributable to Chart common stockholders
Income (loss) from continuing operations	$9.4	$6.6	$0.1
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.9	20.5
Reported income (loss) from continuing operations attributable to Chart (U.S. GAAP)	2.6	(0.3)	(20.4)
Earnings per common share attributable to Chart Industries, Inc. – continuing operations	$0.05	$(0.01)	$(0.49)
Investment equities mark-to-market (1)	0.11	0.10	0.26
Debt and financing costs	—	—	1.28
Mandatory convertible preferred stock dividend	0.15	0.15	0.49
Deal related and integration costs (2)	0.12	0.16	0.83
Howden amortization	1.00	0.99	2.25
Startup costs – organic	—	—	0.03
Restructuring & related costs (3)	0.10	0.13	0.26
Other one-time items	—	—	0.01
Tax effects	(0.25)	(0.33)	(1.08)
Adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$1.28	$1.19	$3.84
Share Count	47.61	46.45	41.96
_____________
(1) Includes the mark-to-market of our inorganic investments in McPhy, Stabilis and other minority investments.
(2) Includes third party support fees for both the three months ended September 30, 2023 and June 30, 2023.
(3) Includes restructuring-related costs of $4.7 and $5.4 for the three months ended September 30, 2023 and June 30, 2023, respectively.
_____________
Adjusted earnings per common share attributable to Chart Industries, Inc. is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per common share attributable to Chart Industries, Inc. facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME, ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income (loss) attributable to Chart Industries, Inc. (U.S. GAAP)	$3.4	$41.2	$(2.5)	$64.4
Income attributable to noncontrolling interests of continuing operations, net of taxes (U.S. GAAP)	2.3	0.4	6.0	0.8
Net income (U.S. GAAP)	5.7	41.6	3.5	65.2
Financing costs amortization	4.8	0.7	12.0	2.1
Unrealized foreign currency transaction loss (gain)	1.3	0.1	0.5	(4.2)
Employee share-based compensation expense	2.6	2.3	9.2	7.9
Unrealized loss (gain) on investment in equity securities	5.2	(1.3)	11.8	10.9
Realized gain on equity method investment	—	—	—	(0.3)
Equity in (earnings) loss of unconsolidated affiliates, net	(1.2)	(0.3)	(2.4)	0.3
Other non-cash operating activities	(6.3)	2.3	(4.9)	3.4
Net income adjusted (non-GAAP)	$12.1	$45.4	$29.7	$85.3
_______________
Net income adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net cash (used in) provided by operating activities – consolidated (U.S. GAAP)	$(22.6)	$37.8	$36.9	$50.3
Capital expenditures – consolidated	(63.6)	(18.4)	(118.0)	(48.2)
Free cash flow – consolidated (non-GAAP)	$(86.2)	$19.4	$(81.1)	$2.1

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net cash provided by operating activities – discontinued operations (U.S. GAAP)	$9.4	$—	$3.9	$—
Capital expenditures – discontinued operations	(0.5)	—	(2.6)	—
Free cash flow – discontinued operations (non-GAAP)	$8.9	$—	$1.3	$—
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash (used in) provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended September 30, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$159.0	$232.5	$240.0	$271.3	$(4.9)	$—	$897.9
Gross profit as reported (U.S. GAAP)	35.2	61.5	62.0	117.5	—	—	276.2
Restructuring, transaction-related and other one-time costs	1.9	0.8	1.8	4.8	—	—	9.3
Adjusted gross profit (non-GAAP)	$37.1	$62.3	$63.8	$122.3	$—	$—	$285.5
Adjusted gross profit margin (non-GAAP)	23.3%	26.8%	26.6%	45.1%	—%	—%	31.8%

Operating income (loss) as reported (U.S. GAAP)	$17.1	$43.4	$33.7	$42.3	$—	$(32.1)	104.4
Restructuring, transaction-related and other one-time costs	3.0	2.3	5.9	39.7	—	6.1	57.0
Adjusted operating income (loss) (non-GAAP)	$20.1	$45.7	$39.6	$82.0	$—	$(26.0)	$161.4
Adjusted operating margin (non-GAAP)	12.6%	19.7%	16.5%	30.2%	—%	—%	18.0%

	Three Months Ended September 30, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$126.9	$132.1	$108.1	$49.7	$(4.7)	$—	$412.1
Gross profit as reported (U.S. GAAP)	22.8	28.5	34.2	19.1	—	—	104.6
Restructuring related, deal-related, integration and other one time costs	1.6	2.8	4.3	(0.7)	—	—	8.0
Adjusted gross profit (non-GAAP)	$24.4	$31.3	$38.5	$18.4	$—	$—	$112.6
Adjusted gross profit margin (non-GAAP)	19.2%	23.7%	35.6%	37.0%	—%	—%	27.3%

Operating income (loss) as reported (U.S. GAAP)	$12.2	$18.3	$16.7	$12.0	$—	$(17.5)	41.7
Restructuring related, deal-related, integration and other one time costs	1.6	3.0	4.6	(0.6)	—	1.6	10.2
Adjusted operating income (loss) (non-GAAP)	$13.8	$21.3	$21.3	$11.4	$—	$(15.9)	$51.9
Adjusted operating margin (non-GAAP)	10.9%	16.1%	19.7%	22.9%	—%	—%	12.6%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended June 30, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$152.7	$236.0	$236.7	$298.7	$(16.0)	$—	$908.1
Gross profit as reported (U.S. GAAP)	28.8	67.3	61.0	123.5	—	—	280.6
Restructuring, transaction-related and other one-time costs	4.1	0.6	2.8	6.6	—	—	14.1
Adjusted gross profit (non-GAAP)	$32.9	$67.9	$63.8	$130.1	$—	$—	$294.7
Adjusted gross profit margin (non-GAAP)	21.5%	28.8%	27.0%	43.6%	—%	—%	32.5%

Operating income (loss) as reported (U.S. GAAP)	$10.5	$49.8	$29.1	$45.6	$—	$(39.3)	95.7
Restructuring, transaction-related and other one-time costs	2.7	0.8	3.4	44.5	—	7.3	58.7
Adjusted operating income (loss) (non-GAAP)	$13.2	$50.6	$32.5	$90.1	$—	$(32.0)	$154.4
Adjusted operating margin (non-GAAP)	8.6%	21.4%	13.7%	30.2%	—%	—%	17.0%
_______________
Adjusted gross profit and adjusted operating income (loss) are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted gross profit and adjusted operating income (loss) facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.